Exhibit 10(b)

Your Benefits Handbook
GE Leadership Life Insurance
Eﬀective January 1, 2020

This handbook is valid only if you receive it directly from People Operations with a notice indicating it applies to you.

SMM-LELI 12/2021

GE
People Operations
One River Road
Schenectady, NY 12345
December 2021

Update to Your Benefits Handbook – GE Leadership Life Insurance

This summary of material modifications describes changes to benefits under the GE Leadership Life Insurance Plan (the “Plan”). The benefits under the Plan are described in Your Benefits Handbook – GE Leadership Life Insurance (the “SPD”).

This summary updates the SPD, but this update does not replace the SPD. You should review this communication and the SPD together to fully understand your benefits. You have the right to print or request a paper copy of this communication. To request a paper copy, please contact the GE Benefits Center at 1-800-252-5259. Any capitalized terms not defined here are defined in the SPD.

Changes to GE Career Bands

Only Executives, Senior Executives, and Officer Band Company Employees who were previously enrolled in the Plan may participate in the Plan currently. Effective January 1, 2022, the term “Senior Executive” includes the following classifications:

•Executive Director, and
•Senior Executive Director; and
“Officer Band Company Employee” includes the following classifications:

•Vice President,
•Group Vice President, and
•Senior Vice President.
Clarification of Deadline Tolling During COVID-19 Outbreak Period

Beginning on March 1, 2020, through the end of the COVID-19 National Emergency, certain deadlines are tolled for the duration of the “COVID-19 Outbreak Period.”

In accordance with subsequent guidance, the definition of “COVID-19 Outbreak Period” in the
SPD is revised as follows:

“COVID-19 Outbreak Period” is determined on a person-by-person, deadline-by-deadline basis. The period begins on the later of March 1, 2020, or the deadline by which you must file a benefit claim, appeal an adverse benefit determination, or request an external review in accordance with Section 4.2, “WHAT ARE THE CLAIMS AND APPEALS PROCEDURES?”
The period ends on the earlier of (1) sixty (60) days following the end of the COVID-19 National Emergency (or such other date announced by the federal government in a future

SMM-LELI 12/2021

notice); or (2) one year from the date on which your COVID-19 Outbreak Period began with respect to the applicable deadline.

Addition of Plan Administrator and Claims Administrators for Eligibility Determinations

Effective January 1, 2022, the Health and Welfare Committee will be a Plan Administrator for the Plan.

The same contact information for the Plan Administrator currently listed in Section 4.1 of the SPD will apply to the Health and Welfare Committee.

Effective January 1, 2022, the following individuals will serve as the Initial Claims Reviewer and the Appeals Administrator for the Plan:

Initial Claims Reviewer	Appeals Administrator
Senior Manager Payroll and Benefits	Manager, U.S. Insurance and Employee Practices

The Initial Claims Reviewer will be responsible for deciding an initial claim regarding an eligibility determination, and the Appeals Administrator will be responsible for reviewing an adverse determination by the applicable Initial Claims Reviewer and making a final decision regarding an eligibility determination.

Retain this document for future reference with the SPD. If you would like to receive a hard copy of the SPD or have any questions about these materials, please contact the GE Benefits Center at 1-800-252-5259.
Further information can be found in the plan documents, which are available to you as described in the SPD. If a provision described in this summary of material modifications differs from the provisions of the applicable plan document, the plan document prevails. Similarly, any oral or written representations by a Company employee or agent, or any benefit estimates that you may receive, cannot override, reverse, or supplement the provisions of the plan documents.
The General Electric Company reserves the right to terminate, amend, suspend, replace, or modify its benefit plans and programs at any time and for any reason, in its sole discretion. No individual has a vested right to any benefit under a GE welfare benefit plan or program.

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IMPORTANT INFORMATION ABOUT THIS HANDBOOK
This handbook serves as the official plan document and the summary plan description for the GE Leadership Life Insurance Plan (the “Plan”), which provides life insurance benefits to select executives, senior executives, and Company officers, as described in this document.
The plan document and summary plan description for the Plan includes this book and any document incorporated by reference. The plan document and summary plan description for the Plan also include any amendment or modification to the Plan or summary plan description for the Plan dated after January 1, 2020.
This handbook is subject to the terms of your insurance policy. In case of a conflict between the provisions of this handbook or an insurance policy, the terms of the insurance policy will prevail. Similarly, any oral or written representations of a Company employee or agent cannot override, reverse, or supplement the provisions of your insurance policy or the plan document.
This handbook does not create a contract of employment between the Company and any individual.
The General Electric Company reserves the right to terminate, amend, suspend, replace, or modify the Plan, at any time and for any reason, in its sole discretion, with or without notice, to the full extent permitted by law. No individual has a vested right to any benefit under the Plan and no provision of the Plan or any communication regarding the Plan shall be interpreted to provide or imply such a right. An amendment to the Plan may be made retroactively effective to the extent required or permitted by law.
If the Plan is terminated, you will not receive any further benefits under the Plan, other than payment for benefits for services or coverages incurred before the Plan was terminated.
If you work for an affiliate of the General Electric Company, your employer has chosen to offer the benefits that are described in this handbook to eligible employees. As you read this material, you may see references to “GE” or “General Electric” used to identify specific benefit programs (e.g., “GE Leadership Life Insurance Plan”) or related administrative service providers (e.g., “GE Executive and Leadership Life Service Center”). Despite these official titles, you should understand that the benefits described in this handbook are provided to you by your employer, although the General Electric Company is the sponsor of the Plan.
For purposes of this handbook, “GE” and “The Company” mean General Electric Company and its affiliates that participate in the Plan. However, when used in connection with the sponsorship of the Plan, “GE” or “Company” refers to the General Electric Company. An “affiliate” is a business entity at least 50% of which is owned, directly or indirectly, by General Electric Company.

Your participation in the Plan means that you have authorized your benefits-related data to be processed and transmitted by the Company, its affiliates and any authorized suppliers anywhere in the world, in accordance with the GE Employment Data Protection Standards.

FOR EMPLOYEES NOT CONVERSANT IN ENGLISH
This handbook contains a summary in English of your rights and benefits under the Plans. If you have difficulty understanding any part of this handbook, contact the plan administrator at 901 Main Avenue, The Towers at Merritt River, Norwalk, CT 06851. You may also call the Plan Administrator’s office at 1-800-252-5259

PARA EMPLEADOS QUE NO ESTÁN FAMILIARIZADOS CON EL INGLÉS
Este manual contiene un resumen en inglés de sus derechos y beneficios conforme a los Planes. Si tiene dificultades para comprender cualquier parte de este manual, comuníquese con el Administrador del plan en 901 Main Avenue, The Towers at Merritt River, Norwalk, CT 06851.También puede comunicarse con la oficina del Administrador del Plan llamando al 1-800-252-5259.

GE Leadership Life Insurance

1.0PARTICIPATING IN GE LEADERSHIP LIFE INSURANCE
This Section describes who’s eligible for coverage, how you enrolled, how you name a beneficiary, when coverage began, how coverage is funded, how this insurance affects your taxes and when the Company stops funding your coverage.

ANSWERS TO YOUR QUESTIONS
You may get answers to your questions about the Plan at OneHR.ge.com or by calling the GE Executive and Leadership Life Service Center at 1-800-799-4777 from 8:30 a.m. to 5:00 p.m., Eastern time, Monday through Friday.
You also may write the Service Center with questions:
GE Executive and Leadership Life Service Center 3550 Lenox Road
Suite 1700
Atlanta, GA 30326
Or email at: leaderlife@aon.com

In case of your death:
In case of your death, your beneficiary should call the GE Benefits Center at 1-800-252-5259 to be connected with the GE Survivor Support Center. The Survivor Support Center will assist your beneficiary in submitting a benefit claim.

1.1WHO IS ELIGIBLE?
This Plan is closed to new participants as of January 1, 2020. You are eligible for Company- provided coverage through the Plan only if you were a participant in the Plan as of January 1, 2020 (i.e., a participant in the Plan on December 31, 2019). Before the Plan was closed, you were eligible for Company-provided coverage through the Plan only if you:
•Were hired (or rehired) as, or promoted to, an Executive, Senior Executive or Officer Band Company employee before January 1, 2018; and
•Were actively at work on the date your coverage was scheduled to begin (see Section 1.5, “WHEN DID COVERAGE BEGIN?”); and
•Were not excluded from eligibility based on the rules described below, under Section 1.1.1, “WHO IS NOT ELIGIBLE?”

1

COMPANY EMPLOYEE” AND “ACTIVELY AT WORK” DEFINED
For purposes of the Plan:
•“Company Employee” means an individual on the active payroll of General Electric Company or a participating affiliate. See Section 4.10, “WHICH GE AFFILIATES ARE PARTICIPATING COMPANIES?” for information about participating affiliates.
•“On the active payroll” generally means you are receiving a regular paycheck directly from the Company to pay your wages for services you are currently providing to the Company. You are actively at work if you are at work, on permissive time off, on vacation or on holiday. You are not actively at work if you are on sick, disability or unpaid Family Medical Leave Act (“FMLA”) leave (see Section 3.4, “WHAT IF I AM DISABLED?” and Section 3.5, “WHAT IF I TAKE A LEAVE OF ABSENCE?”) or affected by a layoff or entitled to receive benefits under the GE Executive Severance Plan (see Section 3.3, “WHAT IF I AM LAID OFF OR ENTITLED TO SEVERANCE BENEFITS?”).

1.1.1WHO IS NOT ELIGIBLE?
You are not eligible if you were not a participant in the Plan on December 31, 2019. Before the Plan was closed, you were not eligible if you were:
•Hired (or rehired) as, or promoted to, an Executive, Senior Executive or Officer Band Company employee, on or after January 1, 2018, and were not already a participant in the Plan on January 1, 2018;
•A part-time employee with a regularly scheduled work week of fewer than 20 hours per week;
•Employed by an affiliate that does not participate in the Plan. See Section 4.10, “WHICH GE AFFILIATES ARE PARTICIPATING COMPANIES?”;
•Not on the active payroll of the Company;
•Classified by the Company as a leased employee, contingent worker or independent contractor;
•Engaged under an agreement that states that you were not eligible to participate;
•An employee hired on a temporary basis or on retainer; or
•In any other special classification of employee that was not eligible, as determined by the Company.
You should submit all questions relating to eligibility or classification to the plan administrator for review. If the Company or plan administrator determines that you are not an employee, you are not eligible for benefits regardless of whether a court, tax or regulatory authority upholds the determination. Any change in your employment status by reason of a reclassification or subsequent treatment as an employee will not entitle you to participate in this Plan, and, to the extent the plan administrator determines, in its sole discretion, that you are eligible because of your change in status, the change will apply prospectively only (e.g., will apply to costs that are incurred and eligible for reimbursement under the terms of the Plan, only after the reclassification).

If you were covered under GE Life Insurance provided under the GE Life, Disability and Medical Plan, your GE Life Insurance coverage ended when you became eligible for coverage under this Plan, whether or not you enrolled in this Plan before January 1, 2020.
If you declined GE Leadership Life coverage, you did not receive the special payments GE makes to fund the coverage (see Section 1.4, “HOW IS COVERAGE FUNDED?”), and you are not eligible for the GE Life Insurance provided under the GE Life, Disability and Medical Plan.
1.2HOW DO I ENROLL?
This Plan is closed to new participants as of January 1, 2020. Therefore, in order to have enrolled before the Plan was closed, you must have completed the consent for this Plan and the GE Leadership Life Insurance enrollment application form that was provided through your personal workflow, and your coverage must have become effective before January 1, 2020 (see Section 1.5, “WHEN DID COVERAGE BEGIN?”). You would have received a link to your personal workflow when you initially became eligible.

1.3HOW DO I NAME A BENEFICIARY?
You must have named your beneficiary (i.e., the person who receives the benefits from the Plan at your death) on the enrollment application form when you enrolled. If you named more than one beneficiary, you should have indicated on the enrollment application what percentage of the benefits each beneficiary should receive. If percentages aren’t specified, the beneficiaries will receive equal amounts.
You may have, if you wished, designated one or more contingent beneficiaries. This is the person or persons who receive benefits if none of your primary beneficiaries are alive at the time of your death.
If you have no beneficiary at your death, benefits will be paid to your estate or as otherwise required by law.
The order in which the death benefit proceeds are paid is as follows:
•Entire death benefit is disbursed to primary beneficiaries per the allocations assigned by you.
•If a primary beneficiary pre- or co-deceases you, the primary beneficiary’s portion generally will be disbursed to the remaining primary beneficiaries per the allocations assigned by you. The exact allocation of these benefits will depend on whether you have designated a per stirpes or per capita inheritance structure.
•If there are no surviving primary beneficiaries, the entire death benefit is disbursed to the contingent beneficiaries.
•If no contingent beneficiary is named, or all of your beneficiaries pre- or co-decease you, the entire death benefit is paid to your estate.

1.3.1MINORS AS A BENEFICIARIES
The insurer will not make payment to a minor child because minors do not have the capacity to act on their own behalf with respect to the proceeds of life insurance. A parent, while they may be the natural guardian of the child, is not automatically the guardian of the property of the child. The parent would need to apply for appointment as guardian of the child’s property with the courts. In the absence of these guardianship papers, the insurer would generally have to hold onto the proceeds until the minor reaches majority age under state law.
1.3.2UPDATE YOUR BENEFICIARY
To update your beneficiary designation, you may call the GE Executive and Leadership Life Service Center at 1-800-799-4777 to request a beneficiary designation form.
Any beneficiary designation shall be effective only after the Company receives the properly completed designation form, and only if the form is received while you are still alive.
1.3.3IN CASE OF YOUR DEATH
In case of your death, your beneficiary should call the GE Benefits Center at 1-800-252-5259 to be connected with the GE Survivor Support Center. The Survivor Support Center will assist your beneficiary in submitting a benefit claim under the Plan.

1.4HOW IS COVERAGE FUNDED?
Unless you are a “specified employee” (as discussed below), the Company funds your GE Leadership Life coverage as follows:
1.The Company advances the premium to the insurance company.
2.The insurance company adds the premium to your policy’s cash accumulation fund (see Section 2.4, “WHAT IS THE CASH VALUE?”) from which the costs of your insurance coverage are deducted. The balance earns tax-deferred interest at rates set by the insurance company and accumulates over time to build your policy’s cash value.
3.Premiums increase over time to pay for the higher costs of coverage as you age and as your earnings increase. These increases are effective on April 1 each year.
4.Provided you remain eligible for the Plan, the final premium payment will be made in the calendar year in which you turn 65 years old. If you became eligible for coverage at age 55 or older, the Company will make premium payments for 10 calendar years, as long as you remain eligible.
If you are a “specified employee,” within the meaning of Internal Revenue Code (“Code”) section 409A, and any premium advance is deemed to be deferred compensation paid on account of your separation from service (under Code § 409A), the Company will pay any premium advancements, otherwise payable within 6 months following your separation from service, on the date that is 6 months following your separation from service.

1.5WHEN DID COVERAGE BEGIN?
The date your coverage began depended on when you became eligible and when you enrolled.
If you became eligible because you just joined the Company, and you enrolled within 90 days of becoming eligible...
•Then your coverage became effective on your date of hire or the first of the month in which your application was approved, whichever was later.
If you became eligible because you were promoted to an eligible position, and you enrolled within 90 days of becoming eligible...
•Then your coverage became effective on the first day of the second month following your promotion or the first of the month in which the application was approved, whichever was later, provided you were actively at work on the coverage effective date.
For example, if you were promoted effective June 15 to a position eligible for the Plan and you enrolled by July 16 (within 90 days), your coverage was effective August 1, provided you were actively at work on August 1.
If you were not actively at work when coverage otherwise would have begun...
•Then your coverage became effective when you returned to work, provided your application was complete and approved by the insurer. In the meantime, if you were covered under GE Life Insurance, your GE Life Insurance coverage continued until your GE Leadership Life Insurance coverage became effective.
If you enrolled more than 90 days after becoming eligible, and you provided proof of good health acceptable to the insurance company...
•Then your coverage went into effect on the first day of the month after the insurance company approved your application and determined that your proof of good health was satisfactory.
Your policy should have been delivered shortly after your application was approved.

1.6HOW DOES THE PLAN AFFECT MY TAXES?
Although GE funds the coverage, you are responsible for the income tax on the premium that GE pays into your policy. GE divides the annual premium by the number of pay periods you have between April 1 and March 31. That prorated amount is added to each paycheck as a special payment. Income taxes are withheld and then the special payment is deducted.
However, the cash value of your policy grows on a tax-deferred basis, and death benefits paid to your beneficiary are not subject to income tax.

Additionally, if you assign ownership of your policy, consistent with Section 2.3, “CAN I ASSIGN OWNERSHIP OF MY POLICY?,” after your coverage begins and you die within three years of the assignment, the Internal Revenue Service will consider the proceeds from your insurance policy to be part of your estate for tax purposes.

1.7WHEN DOES THE COMPANY STOP FUNDING MY COVERAGE?
You will continue to participate in the Plan until the earliest of the following dates:
•The date you resign or terminate employment with the Company before you are eligible to Retire, unless you are Totally Disabled (as described in Section 3.4, “WHAT IF I AM DISABLED?”);
•The date you otherwise become ineligible or do not abide by the rules of the Plan;
•The date you withdraw or borrow from the cash value prior to the Company’s final premium (see Section 2.4, “WHAT IS THE CASH VALUE?”);
•The date you request that your participation be terminated; or
•The date GE terminates the Plan.
In these cases, the Company will not advance any further premium payments to the insurance company. However, your life insurance coverage can continue if you pay the premiums directly to the insurance company. See Section 3.0, “EVENTS AFFECTING COVERAGE,” for more information.

“RETIREMENT” DEFINED “Retirement” or “Retire” generally means separation from service from the Company after age 60 and after completing 10 years of continuous service.

2.0HOW THE PLAN WORKS
This Section describes your coverage amount, special provisions for cigarette smokers, assigning ownership of your policy, the cash value of your policy, how benefits are paid and what benefits you may be eligible for in the case of terminal illness.

2.1YOUR COVERAGE AMOUNT
Your coverage amount is two times your annual pay until you reach age 65, when reductions in coverage begin. See Section 3.1, “WHAT HAPPENS TO MY COVERAGE AT AGE 65?” for more information.
Your pre-age 65 coverage amount will change if your salary or incentive compensation changes. These changes become effective on April 1 each year based on your annual pay as of the last day of the preceding February, provided that you are actively at work on April 1 and you are younger than age 65. If you are not actively at work on April 1, changes will become effective upon your return to active work. If you are age 65 or older, your coverage amount will no longer be adjusted according to your pay.

WHAT PAY COUNTS
For the purposes of the Plan, your annual pay is defined as your annual salary rate, plus 100% of your incentive compensation earned in the preceding calendar year. Incentive compensation includes:
•Awards from the Company’s Incentive Compensation Plan; and
•Awards from a sales commission or other variable incentive compensation plan.
If you participate in a sales commission plan with a depressed base salary structure, your annual pay is the greater of:
•Your pre-determined “equivalent point” (base salary plus targeted commission); or
•Your base salary plus actual commissions earned.
If you participate in a variable incentive compensation plan, your annual pay until the first April 1 after your coverage begins will be the greater of:
•Your salary on becoming an Executive Band employee; or
•Your salary plus incentive compensation as a non-Executive Band employee for the preceding calendar year.

2.2WHAT ARE THE SPECIAL PROVISIONS FOR CIGARETTE SMOKERS OR NICOTINE USERS?
Coverage for cigarette smokers costs more than coverage for non-smokers. Under the Plan, you are considered to be a cigarette smoker if, on your enrollment date, you have smoked a cigarette or used a nicotine substitute within the past 12 months.

The Company will pay the extra cost to provide coverage at two times annual pay during the first 24 months of a cigarette smoker’s coverage. After 24 months of coverage under the Plan, the additional payments GE makes to fund the coverage at two times annual pay will end. At that time, cigarette smokers can choose to either:
•Reduce coverage to 1.2 times annual pay; or
•Make the additional payments necessary to maintain coverage at two times annual pay.

2.2.1IF YOU HAVE QUIT SMOKING CIGARETTES AND HAVE NOT USED NICOTINE IN THE PAST 12 MONTHS
Former cigarette smokers and nicotine users qualify for the lower non-smoker rates once they have stopped smoking cigarettes and have not used any nicotine substitutes for at least 12 consecutive months. To apply for the lower non-smoker rates, you will need to submit a change application to the GE Executive and Leadership Life Service Center. The insurance company will decide whether to approve your change application. If the application is approved, your coverage at the lower rates goes into effect on the first day of the month after the date of approval. The effect of this change on your insurance rates will be prospective only.
If your coverage had previously been reduced to 1.2 times your pay, you may increase it to 2 times your pay by filing a change application and undergoing medical underwriting at the expense of the insurance company. Approval for the increase is at the discretion of the insurer.

2.3CAN I ASSIGN OWNERSHIP OF MY POLICY?
You may designate an owner other than yourself (i.e., assign ownership) of your GE Leadership Life Insurance policy at any time.
If you wish to assign ownership of your policy, call the GE Executive and Leadership Life Service Center at 1-800-799-4777 to request the necessary forms to assign ownership.
Please see Section 1.6, “HOW DOES THE PLAN AFFECT MY TAXES?” for how an assignment may impact your estate’s taxes upon your death.

2.3.1TRUST OWNERSHIP
If you assign ownership of your insurance policy to an irrevocable trust, GE adds one special payment to your paycheck in an amount equal to the total annual premium. If trust assignment occurs after enrollment, the special payment is equal to the remainder of the annual premium. Taxes will be withheld from this payment and GE will not deduct the premium from that paycheck. Instead, you and your trustee will be sent an invoice for the gross amount of the special payment. You may wish to review this with your financial advisor to determine how to pay the invoice.

2.4WHAT IS THE CASH VALUE?
Your policy’s “cash accumulation fund” is designed to provide funding to continue a reduced level of insurance coverage after GE’s final premium. It builds most quickly in the last 10 years of your participation in the Plan, as the costs of coverage increase based on your age and earnings.
To accomplish its intended goal, the accumulation fund needs to build without disruption. However, because GE Leadership Life Insurance coverage is provided through an individual policy, you (or the policy’s owner, if you have assigned ownership) may borrow or withdraw from your cash value. Withdrawals during the first 10 years that the policy is in effect are subject to cash surrender charges.
If a loan or withdrawal is taken from the policy’s cash value, your participation in the Plan ends. Additionally, you will not be eligible for GE Life Insurance provided under the GE Life, Disability and Medical Plan.
The cash value helps to provide the death benefit that will be paid to your beneficiary. The cash value is not paid in addition to the death benefit.
You are not permitted to make direct contributions to the accumulation fund while the Company is paying premiums on your behalf, except:
•As required to maintain unreduced coverage after age 65; and
•For cigarette smokers or nicotine users to maintain coverage at two times annual pay.

2.4.1WHAT HAPPENS TO THE CASH VALUE AFTER THE LAST PREMIUM PAYMENT?
The cash value in your policy after the Company’s final premium is designed to cover the cost of your coverage until a specified age. If you have at least 10 years of participation in the Plan as of January 1, 2018, the cash value in your policy after the Company’s final premium is designed to cover the cost of your coverage until December 31st of the year in which you turn age 99. If you have less than 10 years of participation in the Plan as of January 1, 2018, the cash value in your policy after the Company’s final premium is designed to cover the cost of your coverage until December 31st of the year in which you turn age 84. In addition, the cash value is designed to continue to accumulate while covering the cost of your coverage until the applicable specified age (e.g., age 84 or 99). However, there is no guarantee that the premiums will result in a cash value that is sufficient to provide insurance through the specified age. The performance of the cash value and the longevity of the policy cannot be guaranteed. Actual interest rates and mortality experience after the last premium payment, as well as policy loans or withdrawals you make from the policy, will affect your policy’s cash value and the death benefit payable to your beneficiary. You will receive an Annual Statement summarizing the performance and cash value of your policy. If the cash value proves to be insufficient, you may need to make additional premium payments.
2.4.2SPECIAL PROVISIONS APPLICABLE AT AGE 100
On January 1 of the year in which you reach 100 years of age, the cash value of your policy will be paid out. This payment will be taxable to the extent that there is a gain in the contract. Upon written request, the policy can also be continued until death, at which time the cash value would be paid as an income, tax-free benefit to your designated beneficiary. Ask your tax advisor about any possible tax consequences.
2.5HOW ARE BENEFITS PAID?
Your beneficiary or beneficiaries will be given the choice between a lump sum or a special interest-bearing account.
The interest-bearing account is established to provide your beneficiary with immediate access to the entire amount of your death benefit. The balance of the account will earn interest at a guaranteed minimum interest rate (specified at the time the draft account is created), from the date it is established until the entire amount is withdrawn. Your beneficiary can withdraw all or part of the account balance at any time without charge or penalty, simply by writing drafts which may be subject to a minimum withdrawal amount. However, the account is not a bank account and not a checking, savings, or money market account.
Please Note: The insurance company may receive investment earnings from operating the account that are greater than the amount of interest that the insurance company pays to your beneficiary on the balance of the account. The performance results of any investments that the insurance company makes with the account do not affect the interest rate the insurance company pays to your beneficiary on the balance of the account.

If there are discrepancies between the information in this document and your policy, the terms of the policy apply. Actual coverage in the event of a loss will apply as provided by the terms, conditions, and exclusions of the policy.
2.5.1IN CASE OF YOUR DEATH
In case of your death, your beneficiary should call the GE Benefits Center at 1-800-252-5259 to be connected with the GE Survivor Support Center. The Survivor Support Center will assist your beneficiary in submitting a benefit claim under the Plan.
2.6WHAT IF I AM TERMINALLY ILL?
If you are diagnosed as terminally ill with 12 months or less to live, you may request an advance payment from your insurance policy, known as an accelerated death benefit (i.e., a “Living Benefit”).
Living Benefits are subject to the law of the state where you were living at the time your GE Leadership Life Insurance policy went into effect. The applicable law will determine the amount available to you. The maximum amount most commonly available for Living Benefits is the greater of $250,000 or 10% of the coverage amount. However, in no case will the Living Benefit exceed the coverage amount minus $25,000.
For more information on the laws that apply to the GE Leadership Life policy issued to you, or if you need to access this benefit, contact the GE Executive and Leadership Life Service Center at 1-800-799-4777 or email at leaderlife@aon.com.
Please Note: To claim a Living Benefit, you will need to provide a written diagnosis from your doctor satisfactory to the insurance company. You will also be subject to any additional limitations and requirements established by the insurance company. Any Living Benefit payment will be deducted from the life insurance benefit before the remainder is paid to your beneficiary after your death.

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3.0EVENTS AFFECTING COVERAGE
Special provisions apply to your GE Leadership Life coverage when certain events occur. This Section provides details about the various changes that can occur.
3.1WHAT HAPPENS TO MY COVERAGE AT AGE 65?
If you continue to be eligible to participate in the Plan at age 65, in most cases, GE pays the final premium in the year you turn 65 (regardless of whether you are still working). Your insurance coverage begins to reduce when you reach age 65. All reductions go into effect on the January 1* after your 65th birthday.

On the January 1* after you reach...	Your coverage is reduced....
Age 65	To 75% of your pre-age 65 coverage
Age 66	To 50% of your pre-age 65 coverage
Age 67	To 33 1/3% of your pre-age 65 coverage, which continues for as long as you continue your policy

*If your birthday is January 1, applicable reductions go into effect on your 65th, 66th and 67th birthdays.
**Decreases are rounded to the nearest $100 and subtracted from the face amount. The new face amount is not rounded.

EXAMPLES: HOW COVERAGE REDUCES AT 65
Non-smokers (and smokers who pay extra premiums)
Brian has GE Leadership Life Insurance coverage of $300,000, or 2 times his annual pay of $150,000, in effect at age 65. On the January 1 after his 65th birthday, his coverage reduces to 75% of his pre-age 65 coverage, or $225,000. On the January 1 after his 66th birthday, his coverage reduces by an additional 25%, to 50% of his pre-age 65 coverage, or $150,000. On the January 1 after he reaches age 67, his coverage reduces for the final time to 331/3% of his pre-age 65 coverage to $100,000 — which stays in effect as long as the policy continues.
Smokers who elect reduced coverage
Joan, who also earns $150,000, has GE Leadership Life Insurance coverage of $180,000 in effect at age 65 — less than 2 times her annual pay because she is a smoker who chose a reduced level of coverage (1.2 times her annual pay) rather than pay additional premiums. On the January 1 after her 65th birthday, her coverage reduces to 75%, or $135,000; and on the January 1 after her 66th birthday, by an additional 25%, to 50% of her pre-age 65 coverage, or $90,000. On the January 1 after she reaches age 67, her coverage reduces for the final time, by an additional 16.67%, to 331/3% of her pre-age 65 coverage, or $60,000 — which stays in effect as long as the policy continues.
COVERAGE DECISIONS AT AGE 65
The GE Executive and Leadership Life Service Center will notify you approximately two months before you’ll need to make a decision about your coverage election at age 65.

3.2WHAT ARE MY OTHER COVERAGE OPTIONS AT AGE 65?
Your cash value is intended to fund reduced coverage after you reach age 65. However, if you prefer, you may elect one of three other options when you reach age 65*:
•Unreduced coverage — you may choose to continue any amount of coverage up to and including the full, pre-age 65 coverage by paying additional premiums over 5 or 10 years;
•Partial withdrawal — you may withdraw a portion of your cash value. The coverage amount will also be reduced by the same amount of the withdrawal; or

•Full withdrawal/termination — you may withdraw your entire cash value which will cancel your policy. You’ll have no further insurance coverage from GE Leadership Life Insurance.
You may decide to take one of the above actions on your policy at any time after you reach age 65.
*If you become eligible for the Plan after you reach age 55, you may elect unreduced coverage when you reach age 65. However, you may not borrow or withdraw from your cash value until you complete 10 years of participation in the Plan; if you do, your participation in the Plan will end and GE will discontinue its premium payments.
3.3WHAT IF I AM LAID OFF OR ENTITLED TO SEVERANCE BENEFITS?
The Company will continue its premium payments for up to 12 months and your coverage will continue at the level that was in effect on the last day you worked, if you:
•Are either:
•Unable to work because of layoff or other permanent job-loss event, or
•Entitled to receive benefits under the GE Executive Severance Plan, and
•Execute (and do not revoke) a release satisfactory to the Company.
At the end of this period of continued coverage (not to exceed 12 months), the Company discontinues paying the policy premiums. Your options in this event are described in Section 3.6, “WHAT IF I LEAVE THE COMPANY?” After the end of this period of continued coverage (not to exceed 12 months), you will receive more detailed information about these options.
3.4WHAT IF I AM DISABLED?
If you are unable to work because of a disability, as defined under the GE Long-Term Disability Income Plan, the Company will continue its premium payments and coverage will continue at the level of coverage that was in effect on the last day you worked for:
•Up to 12 months — if your disability is not work-related; or
•Up to 18 months — if you are disabled by an illness or injury that is work-related as determined by Workers’ Compensation.
If you remain Totally Disabled after your continuous service ends, the Company will continue its premium payments (until age 65 or the 10th policy year, whichever is later) and your coverage will continue at your existing level of GE Leadership Life Insurance coverage until you reach age 65, provided that you remain Totally Disabled. You are considered “Totally Disabled” if you are unable to perform the duties of any job — whether for the Company or any other employer — for which you are reasonably suited by education, training, or experience. You will still be responsible for any taxes due on premiums that were paid by the Company or otherwise related to your coverage.
If you are deemed to no longer be Totally Disabled, and you do not return to work, you will not be eligible for continued premium payments by the Company. Your options in this event are described in Section 3.6, “WHAT IF I LEAVE THE COMPANY?”

3.5WHAT IF I TAKE A LEAVE OF ABSENCE?
If you take an approved leave of absence, the Company will pay its premiums into your policy for the duration of your leave, and coverage will continue at the level that was in effect on the last day you worked. You will remain responsible for income taxes resulting from the Company premium payments. If you do not return to work at the end of your leave, the Company will discontinue paying the policy premiums. Your options in this event are described in Section 3.6, “WHAT IF I LEAVE THE COMPANY?”
3.6WHAT IF I LEAVE THE COMPANY?
GE stops paying premiums into your policy as of:
•The date your employment with the Company ends for any reason other than Total Disability or Retirement; or
•The first date on which:
–The period of continued coverage (not to exceed 12 months) ends following a layoff or separation from service that entitles you to benefits under the GE Executive Severance Plan;
–Your approved leave of absence ends; or
–You are no longer considered Totally Disabled.
Because your policy is individually owned, your coverage is portable. That means you may:
•Continue coverage by paying the necessary premiums directly to the insurance company;
•Continue coverage for a limited time by using your accumulated cash value; or
•Withdraw the cash value and cancel the policy. If you do this, you’ll have no remaining insurance coverage from GE Leadership Life Insurance. Withdrawals during the first 10 years that the policy is in effect are subject to cash surrender charges.
If you leave the Company, you are responsible for communicating directly with the insurance company regarding your policy.
3.6.1PAYMENT OF TAXES
The Company pays the premiums in advance. After your employment ends and regardless of whether you keep the policy or cancel it, you will still be responsible for the taxes due on any premiums that were paid in advance by GE. Income taxes that have not been withheld prior to your last paycheck are still your responsibility. You will be sent an invoice for any income tax due.
3.6.2IF YOU WERE REHIRED
If you leave the Company and you:
•Were later rehired as an Executive, Senior Executive or Officer Band Company Employee on or after January 1, 2018; or
•Were later rehired as an Executive, Senior Executive or Officer Band Company Employee before January 1, 2018, but you failed to enroll or be re-enrolled on December 31, 2019,
You are not eligible to enroll (or re-enroll) in the Plan.
If you left the Company and were rehired into an eligible leadership position before January 1, 2018, you needed to re-enroll as if you were a new employee by December 31,

2019. The Company makes premium payments toward a new policy on your behalf foras long as you remain eligible. However, you were not eligible for a new policy if the Company continued to fund your existing policy. The Company will only fund one policy.
3.7WHAT IF I CHANGE TO AN INELIGIBLE POSITION?
If you are participating in the Plan because you are an Executive, Senior Executive or Officer Band Company Employee, and you then transfer to or are re-classified as a non-eligible position, GE will continue your participation in GE Leadership Life Insurance without interruption. (Note, however, that if you transfer to a GE business or affiliate that does not participate in the Plan, your coverage generally will end. See Section 1.7, “WHEN DOES THE COMPANY STOP FUNDING MY COVERAGE?”)

4.0PLAN BASICS
4.1PLAN ADMINISTRATOR AND THE INSURER
The plan administrator and agent for service of legal process for GE Leadership Life Insurance is:
Plan Administrator General Electric Company 901 Main Avenue
The Towers at Merritt River Norwalk, CT 06851
1-800-432-3450
The insurance company responsible for payment of GE Leadership Life Insurance benefits and serving as the claims administrator is:
MetLife
200 Park Avenue New York, NY 10166
In accordance with section 402(a)(1) of ERISA, the plan administrator and the claims administrator are the “Named Fiduciaries” of the Plan. The plan administrator shall have the sole and absolute discretion to control and manage the operation and administration of the Plan, including but not limited to the power to construe and interpret the provisions of the Plan, to make findings of fact, to determine your eligibility to participate in the Plan and your benefit entitlements, and to establish rules and procedures (and to amend, modify or rescind the same) for the administration of the Plan, except to the extent such responsibility has been allocated to a claims administrator. The claims administrator shall have the sole and absolute discretion to decide claims and appeals and shall have such discretionary power as may be necessary in order to carry out those duties and powers.
The determinations and rules of the plan administrator, claims administrator, or other fiduciary upon any question of fact, interpretation, definition or procedure relating to the Plan or any other matter relating to the Plan shall be conclusive and binding on all persons having an interest in the Plan. If challenged in court, such determination shall not be subject to de novo review and shall not be overturned unless proven to be arbitrary and capricious based upon the evidence presented to the Named Fiduciary or fiduciary at the time of its determination.
The Named Fiduciaries may reallocate their responsibilities (other than trustee responsibilities as defined in section 405(c)(3) of ERISA) among themselves pursuant to an instrument executed by the Named Fiduciaries that describes the reallocated responsibilities.

Each Named Fiduciary may delegate its responsibilities to persons other than Named Fiduciaries. Such delegation shall be permissible only if the proposed delegate executes an instrument acknowledging acceptance of the delegated responsibilities and only if the Company authorizes such delegation on the instrument. A Named Fiduciary may delegate its responsibilities to its employees without the restrictions of this Section.
A Named Fiduciary or its delegate may employ actuaries, attorneys, accountants, brokers, employee benefit consultants, and other specialists to render advice concerning any responsibility such Named Fiduciary has under the Plan.

4.2WHAT ARE THE CLAIMS AND APPEALS PROCEDURES?
If an insurance policy (and related documents) (hereinafter, “insurance policy”) includes claims procedures, those claims procedures shall apply to any claim for benefits that are covered by such policy. The claims procedures set forth in this Section shall apply only to the extent that a claim is not subject to a claims procedure set forth in the applicable insurance policy or the claims procedure set forth in the applicable insurance policy does not comply with the requirements of 29 C.F.R. § 2560.503-1. The provisions of this Section shall be administered and interpreted in a manner consistent with the intent to comply with the requirements of 29 C.F.R. § 2560.503-1.
To receive or apply for benefits, you or your beneficiary (hereinafter, a “Covered Person”) must take appropriate action, which usually requires visiting Web sites, making certain phone calls or filing forms, as described throughout this handbook. Forms required to receive or apply for benefits under the Plan are available from your human resources representative or through People Operations. Telephone numbers are noted throughout this handbook where appropriate.
The plan administrator or a designated representative, such as the claims administrator or an insurer of benefits, has the authority and responsibility to interpret the provisions of the Plan.
4.2.1WHAT IS A CLAIM?
Generally, a request for benefits under a Plan is a claim. A general request for an interpretation of benefit plan provisions will not be considered a claim. Requests of this type, such as a request for an interpretation of eligibility provisions, should be directed to the plan administrator.

4.2.2ASSIGNMENTS AND REPRESENTATIVES
A Covered Person may designate an authorized representative to act on his or her behalf in pursuing a benefit claim or appeal. The designation must be explicitly stated in writing and, if applicable, it must authorize disclosure of individually identifiable health information, with respect to the claim, to the applicable benefit plan, the claims administrator and the authorized representative to one another. The claims administrator may require reasonable proof to determine whether an individual has been properly authorized to act on behalf of a Covered Person. If a document is not sufficient to constitute a designation of an authorized representative, as determined by the claims administrator, then the Plan will not consider a designation to have been made. An assignment of benefits does not constitute designation of an authorized representative.
Any document designating an authorized representative must be submitted to the claims administrator in advance, or at the time an authorized representative commences a course of action on behalf of a Covered Person. At the same time, the authorized representative should also provide notice of commencement of the action on behalf of the Covered Person to the Covered Person, which the claims administrator may verify with the Covered Person prior to recognizing the authorized representative status.
Covered Persons should carefully consider whether to designate an authorized representative because an authorized representative may make decisions independent of the Covered Person.

4.2.3SUBMITTING A CLAIM
This Section describes what a Covered Person (or his or her authorized representative) (hereinafter referred to as a “claimant”) must do to file a claim for benefits.
•Claims must be filed with the claims administrator in writing and delivered to the claims administrator, by mail (postage prepaid), by facsimile or by email.
•Claims must be submitted to the claims administrator at the address indicated in the documents describing the Plan or the Covered Person’s identification card. Claims will not be deemed submitted for purposes of these procedures unless and until received at the correct address.
•Claims submissions must be in a format acceptable to the claims administrator and compliant with any applicable legal requirements. Claims that are not submitted in accordance with the requirements of applicable federal law respecting privacy of protected health information and/or electronic claims standards will not be accepted by the Plan.
•Claims submissions must be timely. Claims should be filed as soon as reasonably possible after they are incurred. Plan benefits are only available for claims that are incurred by a Covered Person during the period that he or she is covered under the Plan.
•Claims submissions must be complete and include all information requested by the claims administrator.

4.2.4CLAIMS DECISIONS
If a claim is denied in whole or in part, the claimant (or the claimant’s beneficiary) will receive a written notice within 90 days. However, if the claims administrator determines that special circumstances require an extension, the time for its decision will be extended for an additional 90 days. If the time for its decision is extended, the claims administrator will notify the claimant. If extended, a decision will be made no more than 180 days after the claim was received. Notification of a claim denial will be provided by the claims administrator. The notice will include:
•The reason for the denial, with specific reference to the pertinent Plan provisions on which the denial is based;
•A description of any information or materials necessary to process the claim properly and the reasons why the materials are needed;
•An explanation of the claims review procedure; and
•A statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.
To appeal the denial, the claimant must file a written request for reconsideration to the claims administrator within 60 days after receiving the denial. The claimant’s appeal may include comments, documents, records or other information in support of the appeal. At the claimant’s request, there will be, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim. The claims administrator will take into account all comments, documents, records and other information submitted relating to the appeal, without regard to whether the information was submitted or considered in the decision to deny the claim. The claims administrator will respond within 60 days after receipt of the appeal. However, if the claims administrator determines that special circumstances require an extension, the time for its decision will be extended for an additional 60 days. If the time for its decision is extended, the claims administrator will notify the claimant of the reasons for the extension and the date by which the claims administrator expects to render its decision. The time period for the claims administrator to decide the appeal will not run while the claims administrator is waiting for the claimant to provide any additional, requested information.
Notification of an appeal denial will be provided by the claims administrator. The notice will include:
•The specific reason or reasons for the adverse determination and the specific Plan provisions on which the determination is based;
•A statement that the claimant on appeal is entitled to receive upon request and without charge, reasonable access to and copies of any document, record or other information relevant to his or her claim; and
•A statement of the claimant’s right to bring a civil action under ERISA section 502(a)

4.2.5DEADLINES DURING THE COVID-19 OUTBREAK PERIOD
Notwithstanding the above, certain deadlines described in this Section will be extended due to the COVID-19 crisis. The period beginning March 1, 2020, and extending through 60 days after the COVID-19 National Emergency or such other date as announced by the applicable government agency in a future notice, but in no event extending past March 1, 2021 (the “COVID-19 Outbreak Period”) will be disregarded for purposes of calculating the timeframe a claimant has to file a claim for benefits or appeal an adverse benefit determination. After the COVID-19 Outbreak Period, the clock will start running on any timeframes described above in this Section that began on or after March 1, 2020, and, for deadlines falling within the COVID-19 Outbreak Period, re-start running on any timeframes that began running before March 1, 2020.
For this purpose, the “COVID-19 National Emergency” means the national emergency period declared in President Trump’s Proclamation on Declaring a National Emergency Concerning the Novel Coronavirus Disease Outbreak made pursuant to his authority under section 501(b) of the Robert T. Stafford Disaster Relief and Emergency Assistance Act.
4.3WHAT ARE THE RULES FOR LEGAL ACTIONS AND LAWSUITS?
If you wish to file a lawsuit against the Plan: (a) to recover benefits you believe are due to you under the terms of the Plan or any law; (b) to clarify your right to future benefits under the Plan; (c) to enforce your rights under the Plan; or (d) to seek a remedy, ruling or judgment of any kind against the Plan, you may not file a lawsuit until you have exhausted the claims procedures described above, and you must file the suit within the applicable limitations period or your suit will be time-barred. The applicable limitations period is the period ending three years after:
1.In the case of a claim or action to recover benefits allegedly due to you under the terms of the Plan or to clarify your right to future benefits under the terms of the Plan, the earliest of: (a) the date the first benefit payment was actually made; (b) the date the first benefit payment was allegedly due; or (c) the date the Plan, the Company, the plan administrator, the insurance company, or any representative of the Plan first repudiated its alleged obligation to provide such benefits (regardless of whether such repudiation occurred during review of a claim under the claims procedures described in this document); or
2.In the case of any other claim or action, the earliest date on which you knew or should have known of the material facts on which the claim or action is based, regardless of whether you were aware of the legal theory underlying the claim or action.
If a lawsuit is filed on behalf of more than one individual, the applicable limitations period applies separately with respect to each individual.
A claim for Plan benefits or an appeal of a complete or partial denial of a claim, as described in the claims and appeals Sections, generally falls under (1) above. Please note, however, that if you have a timely claim or a timely appeal pending before the claims administrator when the applicable limitations period would otherwise expire, the applicable limitations period will be extended to the date that is 60 calendar days after the final denial (including a deemed denial) of such claim on internal review.

The applicable limitations period replaces and supersedes any limitations period that ends at a later time that otherwise might be deemed applicable under any state or federal law.
If you file a lawsuit, you must file the lawsuit in the United States District Court for the District of New York or in the United States District Court for the district in which the plaintiff lives or, in the case of an action brought by more than one plaintiff, the United States District Court for the district in which the largest number of plaintiffs live.
4.4AGENT FOR SERVICE OF LEGAL PROCESS
Legal process may be served on the plan administrator, at the address provided above in Section 4.1, “PLAN ADMINISTRATOR AND THE INSURER.”
4.5GOVERNING LAW
The Plan shall be interpreted, construed, and administered in accordance with the laws of the State of New York, without regard to its conflict of law rules, to the extent such laws are not preempted by the laws of the United States.
If the law of any applicable jurisdiction mandates that benefits or coverages in excess of those provided by this Plan be provided, the benefits and coverages will be increased to the level mandated by such law with respect to employees and covered dependents covered by such law. If you are subject to such law, you will be required to pay the cost of any mandated benefits and coverages through contributions, as determined by the claims administrator.
4.6WHO CAN BE HELD LIABLE?
The interpretation and construction of the Plan by the plan administrator or claims administrator, and any action taken thereunder, shall be binding and conclusive upon all persons and entities claiming to have an interest under the Plan. The Company and its agents shall not be liable to any person for any action taken or omitted to be taken in connection with the interpretation, construction or administration of the Plan provided that such action or omission is made in good faith.
4.7INCOMPETENT AND DECEASED PARTICIPANTS
If the plan administrator or insurer determines that you or your beneficiary is not physically or mentally capable of receiving or acknowledging receipt of benefits under the Plan, the plan administrator may make benefit payments to the court-appointed legal guardian for you or your beneficiary, to an individual who has become the legal guardian for you or your beneficiary by operation of state law, or to another individual whom the plan administrator determines is the appropriate person to receive such benefits on behalf of you or your beneficiary.
Payments due to a deceased beneficiary will be made to the beneficiary’s estate.

4.8PRIVILEGE
If the Company (or a person or entity acting on behalf of the Company) or a plan administrator, claims administrator, or other Plan fiduciary (an “Advisee”) engages attorneys, accountants, actuaries, consultants, and other service providers (an “Advisor”) to advise them on issues related to the Plan or the Advisee’s responsibilities under the Plan:

•The Advisor’s client is the Advisee and not any employee, participant, dependent, beneficiary, claimant, or other person;
•The Advisee shall be entitled to preserve the attorney-client privilege and any other privilege accorded to communications with the Advisor, and all other rights to maintain confidentiality, to the full extent permitted by law; and
•No employee, participant, dependent, beneficiary, claimant or other person shall be permitted to review any communication between the Advisee and any of its or his or her Advisors with respect to whom a privilege applies, unless mandated by a court order.
4.9WAIVERS
A term, condition, or provision of the Plan shall not be waived unless the purported waiver is in writing signed by the plan administrator. A written waiver shall operate only as the specific term, condition, or provision waived and shall remain in effect only for the period specifically stated in the waiver.
4.10WHICH GE AFFILIATES ARE PARTICIPATING COMPANIES?
As of January 1, 2020, General Electric Company has employees participating in GE Leadership Life Insurance; however, the Plan is closed to new participants.
Certain other GE affiliates also are companies with employees participating in GE Leadership Life Insurance. You may receive, upon written request, information as to whether a particular affiliate is such a participating company and, if so, that company’s address. You should send your written request to:
General Electric Company People Operations
P.O. Box 5000 Schenectady, NY 12301 1-800-252-5259

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